Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 16, 2019

Registration Statement No. 333-220233-07

**PRICING DETAILS**

$987+MM GM Financial Consumer Automobile Receivables Trust (“GMCAR”) 2019-3

Bookrunners:	Wells Fargo (str), BMO, J.P. Morgan, and Mizuho
Co-Managers :	Barclays, CIBC, Credit Agricole, MUFG, Scotiabank
Selling Group:	Williams Capital

CL	AMT (MM)	WAL^	(Min Rtgs) F/S&P	BENCH	SPD	YLD%	CPN%	$PRICE
A1	$198.000	0.23	F1+/A-1+	IntL	–3	2.27017	2.27017	100.00000
A2A	$206.000	1.10	AAA/AAA	EDSF	+23	2.244	2.230	99.99615
A2B	$150.000	1.10	AAA/AAA	1mL	+23			100.00000
A3	$329.000	2.50	AAA/AAA	ISWPS	+33	2.195	2.180	99.98782
A4	$73.280	3.64	AAA/AAA	ISWPS	+39	2.229	2.210	99.96953
B	$16.250	3.73	AA/AA	ISWPS	+50	2.339	2.320	99.97263
C	$15.240	3.73	A/A	ISWPS	+80	2.639	2.620	99.98370
D	$12.690	**RETAINED**

^	WAL to 10% clean up call

Transaction Details:

Offered Size:	$987+MM (No Upsize)
Expected Settle:	07/24/19	Registration:	Public
First Pay Date:	08/16/19	ERISA Eligible:	Yes
Expected Ratings:	Fitch / S&P	Pxing Speed:	1.3% ABS 10% call
Ticker:	GMCAR 2019-3	Min Denoms:	$1k by $1k
Bill & Deliver:	Wells Fargo

Available Information:

* Preliminary Prospectus

* Ratings FWP

* CDI

* Intexnet Dealname:	wsgmcar1903	Password:	V2VU
* Dealroadshow.com		Passcode:	GMCAR193 (case-sensitive)

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-326-5897.